EXHIBIT 20

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of November 30, 2012 (this “Agreement”), among The Mangrove Partners Fund, L.P., as purchaser (“Purchaser”), and GS Parthenon A, L.P. and GS Parthenon B, L.P., as sellers (“Sellers”).

RECITALS:

WHEREAS, each Seller is the sole owner and holder of the number of shares of Common Stock, par value $0.01 per share (“Common Stock”) and the number of shares of Series B Non-Voting Convertible Preferred Stock, par value $0.01 per share (“Preferred Stock”) of The First Marblehead Corporation (the “Company”) set forth opposite such Seller’s name in Schedule A hereto (the “Securities”); and

WHEREAS, Sellers desires to sell, and Purchaser desires to purchase, the Securities, in each case upon the terms and conditions of this Agreement;

NOW THEREFORE, the parties hereby agree as follows:

AGREEMENT:

Section 1. Purchase and Sale of Securities. (a) Upon the execution and delivery of this Agreement:

(i) Each Seller hereby agrees to sell, convey, transfer and deliver to Purchaser the type and amount of Securities set forth opposite such Seller’s name in Schedule A hereto; and

(ii) Purchaser hereby agrees to purchase from Sellers all such Securities, including all rights to dividends and distributions, if any. Purchaser shall pay a purchase price in respect of such Securities in cash as set forth opposite Seller’s name in Schedule A hereto.

(b) The closing of the transactions in Section 1(a) with respect to the Common Stock shall be completed as follows:

(i) As soon as reasonably practicable after the date hereof, and upon not less than one business day’s notice to Purchaser, Sellers shall deliver to Purchaser the certificates (if any) evidencing the Common Stock, duly endorsed for transfer to Purchaser’s order or accompanied by stock powers or other appropriate instruments of transfer duly executed to Purchaser’s order; and

(ii) Simultaneously with the delivery by the Sellers of the certificates or other instruments representing the Common Stock, Purchaser shall deliver to Sellers the purchase price for the Common Stock by wire transfer of immediately available funds to the accounts designated on Schedule A.

(c) The closing of the transactions in Section 1(a) with respect to the Preferred Stock shall be completed as follows:

(i) As soon as reasonably practicable after the date hereof, and upon not less than one business day’s notice to Purchaser, Sellers shall deliver to Purchaser the certificates (if any) evidencing the Preferred Stock, duly endorsed for transfer to Purchaser’s order or accompanied by stock powers or other appropriate instruments of transfer duly executed to Purchaser’s order; and

(ii) Simultaneously with the delivery by the Sellers of the certificates or other instruments representing the Preferred Stock, Purchaser shall deliver to Sellers the purchase price for the Preferred Stock by wire transfer of immediately available funds to the accounts designated on Schedule A.

Section 2. Representations and Warranties of Sellers. Sellers, jointly and severally, hereby represents and warrants to Purchaser as follows:

(a) Title to Securities. Each Seller is the sole legal, beneficial and record owner of the Securities being sole by it hereunder, and has good title thereto, free and clear of any claim, lien, pledge, option, charge, security interest or encumbrance of any nature whatsoever, including without limitation any agreements restricting the transferability of the Securities (collectively, “Encumbrances”), and will transfer such good title to Purchaser, free and clear of any Encumbrance.

(b) Capacity; Execution and Delivery, Etc. Sellers, having full legal capacity to do so, have duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Sellers, enforceable against them in accordance with its terms. Neither the execution or delivery of this Agreement, nor the fulfillment of or compliance with the terms and provisions of this Agreement, will violate the terms of any other agreement, instrument, judgment, decree, statute or regulation to which any Seller is subject. No consent, approval, permission or other authorization of or by, or designation, declaration, filing, registration or qualification with, any Federal or state court, administrative agency, other governmental authority or any other person or entity is required by any Seller in connection with the execution, delivery or performance of this Agreement or such authorization by such person or entity.

(c) Sellers Sophistication. Each of the Sellers has conducted its own investigation with respect to the sale of the Securities and the Company. Each of the Sellers acknowledges that Purchaser has not provided any information with respect to the Securities or the Company except as expressly stated herein. Each of the Sellers, by reason of its knowledge and experience in financial and business matters in general and investments in particular, is capable of evaluating the risks and merits of selling the Securities. In making its decision to sell its Securities, each Seller has relied solely on its own advisors, and not on the advice of Purchaser or Purchaser’s advisors or legal counsel.

Section 3. Representations of Purchaser. Purchaser hereby represents and warrants to Sellers as follows:

(a) Capacity; Execution and Delivery, Etc. Purchaser, having full legal capacity to do so, has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. Neither the execution or delivery of this Agreement, nor the fulfillment of or compliance with the terms and provisions of this Agreement, will violate the terms of any agreement, instrument, judgment, decree or statute to which Purchaser is subject. No consent, approval, permission or other authorization of or by, or designation, declaration, filing, registration or qualification with, any Federal or state court, administrative agency, other governmental authority or any other person or entity is required by Purchaser in connection with the execution, delivery or performance of this Agreement or such authorization by such person or entity.

(b) No Registration; Investment Intention. Purchaser acknowledges that the Securities have not been registered under the Securities Act of 1933 or registered or qualified under the securities laws of any state or other jurisdiction. Purchaser represents that it is acquiring the Securities for its own account and not with a view to the distribution thereof in violation of applicable federal securities laws. Purchaser has not entered into, and has no plans to enter into, any contract, undertaking, agreement or arrangement for the resale or distribution of the Securities. Purchaser has not entered into, and does not have plans to enter into, any agreement to compel disposition of the Securities. Purchaser will not offer, sell, pledge or otherwise dispose of all or any portion of the Securities unless such Securities are registered under the Securities Act of 1933 and registered or qualified under any applicable securities laws of any state or other jurisdiction, or such registration and qualification is not required. Purchaser acknowledges that the Securities will be “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933.

(c) Purchaser Sophistication. Purchaser has conducted its own investigation with respect to the Securities and the Company. Purchaser acknowledges that Sellers have not provided any information with respect to the Securities or the Company except as expressly stated herein. Purchaser, by reason of its knowledge and experience in financial and business matters in general and investments in particular, is capable of evaluating the risks and merits of acquiring the Securities. Purchaser is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933 and an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933.

(d) Limitation on Ownership. Purchaser represents that, upon the purchase of the Securities from Sellers and the conversion of the Preferred Stock into Common Stock, Purchaser and its affiliates will not beneficially own more than 9.9% of the outstanding Common Stock of the Company. For purposes of this Section 3(d), “affiliate” means, with respect to any Person, any other Person who is an “affiliate” of that first Person within the meaning of (i) Rule 405 promulgated under the Securities Act of 1933, (ii) Section 10 of the Home Owners’ Loan Act (12 U.S.C. § 1467a) or (iii) Section 3 of the Federal Deposit Insurance Act (12 U.S.C. § 1813).

(e) Conversion of Preferred Stock. Purchaser acknowledges that upon the sale and transfer of the Preferred Stock by Sellers to Purchaser pursuant to this Agreement, each share of Preferred Stock shall be automatically converted into that number of shares of Common Stock into which such share of Preferred Stock was convertible immediately prior to such sale or transfer, whether or not the certificate representing such share of Preferred Stock has been surrendered for conversion to the Company.

Section 4. Miscellaneous.

(a) Expenses. Each party will be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement.

(b) Governing Law. This Agreement and all matters arising in connection with this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without reference to its choice of law provisions.

(c) Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement is sought.

(d) Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

(f) Further Assurances. Each of the parties hereto agrees, at its own cost and expense, to execute and deliver, or to cause to be executed and delivered, all such instruments (including all necessary endorsements) and to take all such action as the other party may reasonably request in order to (i) effectuate the intent and purposes of, and to carry out the terms of this Agreement, and (ii) further effect the transfer of legal, beneficial and record ownership of the Securities to Purchaser.

(g) No Other Representations. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2 OR 3 OF THIS AGREEMENT, NO PARTY IS MAKING ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO ANY OTHER PARTY WITH RESPECT TO THE SECURITIES OR THE COMPANY.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLERS:
GS PARTHENON A, L.P.
By:	GSCP VI Advisors, L.L.C., its General Partner
By:	/s/ Nicole V. Agnew
Name:	Nicole V. Agnew
Title:	Vice President
GS PARTHENON B, L.P.
By:	GSCP VI Advisors, L.L.C., its General Partner
By:	/s/ Nicole V. Agnew
Name:	Nicole V. Agnew
Title:	Vice President
PURCHASER:
The Mangrove Partners Fund, L.P.
By:	/s/ Nathaniel August
Name:	Nathaniel August
Title:	Director and PM